EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
August 20, 2026

RICHMOND MUTUAL BANCORPORATION, INC.
ANNOUNCES QUARTERLY DIVIDEND

RICHMOND, IN – August 20, 2026 – Richmond Mutual Bancorporation, Inc. (NASDAQ: RMBI) announced today that its Board of Directors has declared a cash dividend on Richmond Mutual Bancorporation common stock of $0.15 per share. The cash dividend will be payable on September 17, 2026, to stockholders of record as of the close of business on September 3, 2026.

Garry Kleer, Chairman and Chief Executive Officer, commented, "Following the successful completion of our merger with The Farmers Bancorp, we are pleased to continue our quarterly cash dividend. We remain focused on preserving capital and maintaining a strong financial foundation while providing consistent value to our shareholders."

About Richmond Mutual Bancorporation, Inc.

Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Midwest, a community-oriented financial institution offering traditional financial and trust services within its local communities through its branch locations in Cambridge City, Centerville, Fishers, Frankfort, Kirklin, Lebanon, Michigantown, Mulberry, Noblesville, Richmond, Rossville, Shelbyville, Sheridan, Tipton, and Westfield, Indiana, and its locations in Columbus, Sidney, Piqua, and Troy, Ohio. Additionally, the Bank operates a loan production office in Carmel, Indiana.

Contacts

Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman and Chief Executive Officer
Christopher D. Cook, President
Bradley M. Glover, Executive Vice President and Chief Financial Officer
(765) 962-2581